Exhibit 99.1

Privia Health Announces Leadership Succession
Current President and COO Parth Mehrotra Named CEO;
Shawn Morris to Retire and Remain on Board of Directors

ARLINGTON, VA – April 12, 2023 – Privia Health (Nasdaq: PRVA), a technology-driven, national physician enablement company, today announced that Parth Mehrotra, currently the Company’s President and Chief Operating Officer, has been named Chief Executive Officer, effective July 1, 2023. Mehrotra is succeeding current CEO, Shawn Morris, who is retiring and will remain on the Company’s Board of Directors.
Under Morris’ leadership since early 2018, Privia Health progressed from a private, regional organization into a publicly-traded company with national reach. During that time, the Company entered eight new states, completed a successful IPO in April 2021, and increased its implemented provider partners by more than 125% to over 3,600.
“I am extremely proud of what Privia Health has achieved during my five years as CEO. I have been privileged to lead an outstanding executive team and over 900 mission-driven Privians across the U.S., whose dedication to improving population health, reducing healthcare costs, enhancing patients’ experience, and improving the personal wellbeing of health care providers has made Privia Health a leader in healthcare,” Shawn Morris said. “I’ve worked closely with our Board of Directors to build and implement a succession plan for a seamless transition. Parth has operated as my partner to drive Privia’s success, and his demonstrated leadership capabilities, deep healthcare experience and superb execution of our long-term growth strategy position him perfectly to succeed me as CEO to drive the next phase of Privia’s growth and expansion.”
Mr. Mehrotra has served as President and COO of Privia Health since 2018 and as COO of Brighton Health Group, the preceding parent company of Privia Health, from 2016 to 2018.
“I want to thank Shawn for all he has done for Privia Health and the entire provider and payer industry,” Mehrotra added. “I have been deeply involved with growth-oriented healthcare businesses, and it has been an absolute pleasure to partner with Shawn to drive Privia’s growth strategy. I am honored to succeed him, and I look forward to continuing to actively engage with Shawn as he continues to serve as a Board member.
“I am excited to lead Privia Health during this time of profound industry change and unprecedented opportunity for physician enablement,” Mehrotra continued. “We will remain focused on building one of the largest primary-care centric delivery networks in the nation, and continuing to work with our employees to serve our physician, health system and payer partners with the highest level of service expertise and collaboration in the industry today.”
Commenting on the planned succession and Mehrotra’s appointment, David King, Chairman of the Privia Health Board of Directors, said, “On behalf of the Board of Directors, I would like to thank Shawn for his significant contributions to the Company over the past five years. Our Board has been engaged in a rigorous succession planning process in order to ensure a successful leadership transition, and we unanimously agreed that Parth is the best person to lead our Company in its next phase of growth.
“Parth has proven himself to be a highly-respected leader at Privia Health over the past seven years. With a growing national presence and strong reputation as a leader in physician enablement, the Company is well positioned for future growth and long-term profitability. The Board looks forward to continuing to work with Parth and the entire leadership team as they work to build on Privia’s market momentum, strive to achieve its mission, and create value for all of our stakeholders,” King concluded.
Separately, Privia Health reiterated its full-year 2023 guidance, in which all operating and non-GAAP financial metric guidance initially provided on February 28, 2023 remain unchanged.
About Privia Health
Privia Health™ is a technology-driven, national physician enablement company that collaborates with medical groups, health plans, and health systems to optimize physician practices, improve patient experiences, and reward doctors for delivering high-value care in both in-person and virtual settings. The Privia Platform is led by top industry talent and exceptional physician leadership, and consists of scalable operations and end-to-end, cloud-based technology that reduces unnecessary healthcare costs, achieves better outcomes, and improves the health of patients and the well-being of providers. For more information, visit priviahealth.com.
Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements relate to our current expectations, projections and assumptions about our business, the economy and future events or conditions. They do not relate strictly to historical or current facts. Forward-looking statements can be identified by words such as “aims,” “anticipates,” "assumes," “believes,” “estimates,” “expects,” “forecasts,” “future,” “intends,” “likely,” “may,” “outlook,” “plans,” “potential,” “projects,” “seeks,” “strategy,” “targets,” “trends,” “will,” “would,” “could,” “should,” and variations of such terms and similar expressions and references to guidance, although some forward-looking statements may be expressed differently. In particular, these include statements relating to, among other things, our future actions, business plans, objectives and prospects; and our future operating or financial performance and projections, including our full-year guidance for 2023. Factors or events that could cause actual results to differ may emerge from time to time and are difficult to predict. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results may differ materially from past results and those anticipated, estimated or projected. We caution you not to place undue reliance upon any of these forward-looking statements.
Factors related to these risks and uncertainties include, but are not limited to: compliance with applicable healthcare laws and government regulations in the heavily regulated industry in which the Company operates; the Company’s dependence on relationships with its medical groups, some of which the Company does not own; the Company’s growth strategy, which may not prove viable and the Company may not realize expected results; difficulties implementing the Company’s proprietary end-to-end, cloud-based technology solution for Privia physicians and new medical groups; the high level of competition in the Company’s industry and the Company’s failure to compete and innovate; challenges in successfully establishing a presence in new geographic markets; the Company’s reliance on its electronic medical record vendor, which the Privia Technology Solution is integrated and built upon; changes in the payer mix of patients and potential decreases in the Company’s reimbursement rates as a result of consolidation among commercial payers; the Company’s use, disclosure, and other processing of personally identifiable information, including health information, is subject to the Health Insurance Portability and Accountability

Act of 1996 and other federal and state privacy and security regulations; and those factors referenced in Part II, Item 1A, other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contact
Robert Borchert
SVP, Investor & Corporate Communications
IR@priviahealth.com
817.783.4841
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